Exhibit 99.1

Kroger Elects Elaine Chao to Board of Directors

CINCINNATI (August 2, 2021) – The Kroger Co. (NYSE: KR) today announced that Elaine Chao has been elected to the company's board of directors.

"We are pleased to welcome Elaine to Kroger," said Rodney McMullen, Kroger's chairman and CEO. "She’s an experienced national and global leader who brings to Kroger’s board deep knowledge of corporate governance, strategic and workforce management, and public-private partnerships as well as extensive experience at the highest levels of U.S. government."

Elaine Chao’s distinguished career has involved leading domestic and international organizations across the public, private and non-profit sectors, including serving as U.S. Secretary of Labor, U.S. Secretary of Transportation, director on numerous Fortune 500 public company boards, president and Chief Executive Officer of the United Way of America, director of the Peace Corps and a banker with Citicorp and Bank of America.

Elaine Chao is both the first Asian-Pacific American woman to serve in the President's cabinet in U.S. history and the longest-serving U.S. cabinet secretary since World War II.

She obtained her Master of Business Administration from Harvard Business School after receiving her undergraduate degree in Economics from Mount Holyoke College. Recognized for her extensive record of accomplishments and public service, she is also the recipient of 37 honorary doctorate degrees.

Elaine Chao is elected to serve until Kroger's annual meeting of shareholders in June 2022, at which time she will stand for election by the shareholders.

“Kroger’s proactive board refreshment strategy ensures the organization benefits from the unique expertise and perspective of a diverse board of directors,” continued Mr. McMullen. “Kroger’s board is committed to creating value for all of our stakeholders, including our shareholders, customers, associates, and communities.”

To download Elaine Chao’s headshot as well as an image of Kroger’s complete board, please visit here.

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Contacts

Media: Kristal Howard, (513) 762-1304

Investors: Rob Quast, (513) 762-4969